QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

DG FASTCHANNEL, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
Pathfire, Inc.	Georgia
Enliven Marketing Technologies Corporation	Delaware
DG Acquisition Corp. VI	Delaware

QuickLinks

  EXHIBIT 21.1
DG FASTCHANNEL, INC. AND SUBSIDIARIES